Exhibit 99.2

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

C O R P O R A T E  P A R T I C I P A N T S

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - Director

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

P R E S E N T A T I O N

Operator

Good morning. My name is Lori, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter 2019 earnings conference call. (Operator Instructions) I will now turn the call over to Aaron Palash to begin.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Good morning, and thank you all for participating on Optical Cable Corporation’s second quarter of fiscal year 2019 conference call. We apologize for anybody who is attempting to access the call via our website. We had technical issues on the NASDAQ hosted IR page and we'll get the webcast link up as quickly as possible along with the replay.

By this time, everyone should have a copy of the earnings press release issued today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks regarding our second quarter of fiscal year 2019. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2019 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Turning now to our performance. We are pleased by the continued demand for OCC's comprehensive suite of innovative and integrated solutions. While our top-line results reflect the reduction of orders from a significant customer, we continued to drive sales growth across our markets, particularly in certain specialty markets.

In the second quarter, OCC achieved sequential net sales growth compared to the first quarter of fiscal year 2019. In particular, we grew net sales in international markets and in many specialty markets during the second quarter of the year. Net sales increased 13.2% in the second quarter of fiscal year 2019 when compared sequentially to our first quarter of this year. You will recall that we experienced throughput constraints and inefficiencies at our Roanoke facility that significantly impacted our gross profit margins and results in the first quarter of the year.

These throughput constraints resulted from the expansion, training and restructuring of our manufacturing workforce and from process changes, initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term.

During the second quarter, we made significant progress in our efforts to enhance operational efficiency, making strides towards correcting some of the unintended constraints we experienced in the first quarter.

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

As a result of our initiatives, including navigating through these issues caused by these initiatives, we believe we have achieved improvement in our manufacturing efficiency and throughput. We saw evidence of this improvement during the second quarter. Gross profit was up 49% to $5.3 million when sequentially compared to the first quarter of fiscal 2019. While significant improvements were achieved to resolve these throughput issues during the second quarter, these constraints and inefficiencies still impacted the second quarter to a degree, and of course, impacted the first half of the fiscal year.

Our work to mitigate these initial issues continues, and we believe OCC's throughput and manufacturing efficiencies will ultimately benefit from these process and workforce initiatives.

Looking ahead in 2019, operating efficiently and executing our marketing initiatives to capture growth opportunities remain our top priorities. Our business is strong and we are excited about the opportunities we see to deliver enhanced shareholder value.

And with that, I will now turn the call over to Tracy Smith who will review some of the specifics regarding our second quarter financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2019 were $19 million, a decrease of 29.5% compared to net sales of $26.9 million for the second quarter of fiscal 2018. Consolidated net sales for the first half of fiscal year 2019 were $35.7 million, a decrease of 19.6% compared to net sales of $44.4 million for the same period last year.

The decrease in net sales when comparing the second quarter and first half of fiscal year 2019 year-over-year is the result of a number of large orders from one customer in the second quarter and the first half of fiscal year 2018 that did not recur at the same levels in the second quarter and first half of fiscal year 2019. Net sales for this customer decreased $9.1 million and $10.1 million, respectively, in the second quarter and first half of fiscal 2019.

We also experienced a decrease in net sales in our enterprise and wireless carrier markets in the second quarter and first half of fiscal 2019 compared to the same periods last year, partially offset by increases in other specialty markets.

Sequentially, net sales increased 13.2% in the second quarter of fiscal year 2019 compared to net sales of $16.8 million for the first quarter of fiscal year 2019 with increases in both our enterprise markets and specialty markets. The improvement in sequential net sales is primarily the result of efforts made to address the negative impacts identified during the first quarter of fiscal year 2019 of throughput constraints and inefficiencies in our Roanoke facility.

Turning to gross profit. Gross profit was $5.3 million in the second quarter of fiscal 2019 compared to $9 million in the second quarter of fiscal 2018. Gross profit margin, or gross profit as a percentage of net sales, was 28% in the second quarter of fiscal 2019 compared to 33.3% in the second quarter of fiscal 2018.

Gross profit was $8.9 million in the first half of fiscal 2019 compared to $14.2 million in the first half of fiscal 2018. Gross profit margin, or gross profit as a percentage of net sales, was 24.8% in the first half of fiscal 2019 compared to 31.9% in the first half of fiscal 2018. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, which continued to be a factor putting downward pressure on our gross profit margin during the second quarter and first half of fiscal year 2019.

Additionally, as Neil noted, gross profit margin in the second quarter and first half of fiscal year 2019 was negatively impacted by the throughput constraints and inefficiencies that we experienced at our Roanoke facility.

We continue to make every effort to eliminate the initial negative impact of these initiatives and believe we will continue to see some improvements in our gross profit margin during the third quarter of fiscal year 2019, as a result.

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

SG&A expenses decreased 21.9% to $5.8 million during the second quarter of fiscal 2019 compared to $7.4 million for the same period last year. SG&A expenses as a percentage of net sales were 30.5% in the second quarter of fiscal 2019 compared to 27.5% in the second quarter of fiscal 2018.

SG&A expenses decreased 3.1% to $12.6 million during the first half of fiscal 2019 compared to $13 million for the same period last year. SG&A expenses as a percentage of net sales were 35.1% in the first half of fiscal 2019 compared to 29.2% in the first half of fiscal 2018. The decrease in SG&A expenses during the second quarter and first half of fiscal 2019 compared to the same periods last year was primarily the result of decreases in employee-related costs, including employee incentives, share-based compensation and commissions. This can be attributed to decreased net sales and our financial results during the second quarter and first half of fiscal 2019.

OCC recorded a net loss of $617,000, or $0.08 per basic and diluted share, for the second quarter of fiscal 2019 compared to net income of $1.4 million, or $0.18 per basic and diluted share, for the second quarter of fiscal 2018. OCC recorded a net loss of $3.9 million, or $0.53 per basic and diluted share, for the first half of fiscal 2019 compared to net income of $981,000, or $0.13 per basic and diluted share, for the first half of fiscal 2018.

The terms of our credit facilities with our bank requires us to comply on a quarterly basis with specific financial covenants including a total liabilities to tangible net worth ratio. We were not in compliance with the total liabilities to tangible net worth ratio as of April 30, 2019. However, subsequent to our quarter end, our bank provided a waiver of noncompliance of the total liabilities to tangible net worth ratio covenant for the quarter ended April 30, 2019.

As of April 30, 2019, we had outstanding borrowings of $5.2 million on our revolving credit note and $1.8 million in available credits. We also had outstanding loan balances of $6.3 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if you have any questions, we're happy to answer them.

Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S  A N D  A N S W E R S

Operator

(Operator Instructions) At this time, there are no questions. I'll return the call to Mr. Palash for any pre-submitted questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Sure, thank you. Neil, we do have a few questions submitted in advance of the call by non-institutional shareholders. The first is, I know there are some fixed costs within cost of goods sold, such as manufacturing overhead. Would you consider any of these fixed costs to be a significant portion of cost of goods sold?

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. Tracy is going to answer -- address this question.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Sure. We do have fixed costs in our cost of goods sold as you would expect, we have, as a result, operating leverage, which we've spoken about on our calls before, which basically indicates that as sales increase we do expect to see improved gross profit margins. That can be impacted by product mix, sales product mix, and that can sometimes cause -- if you have a negative product mix, that can cause a slight negative impact on even higher sales, but that's a little bit hard to predict what the product mix is going to be. And such things as product with copper included can lower our gross profit margins because of the fact that that's more of a pass-through.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Thanks, Tracy. Next question is on the same gross margin theme, will cost of materials per unit decrease in any significant way as net sales increase?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I'll answer that one as well. We do have some opportunity for that, but I would not describe it as a significant way that that would decrease.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Do you use any robotics in the manufacturing process? And are you considering increasing its use in the future?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Aaron. We don't at OCC -- use robotics in the traditional sense. We are very proud of our manufacturing facilities, all three of them. I will give an example of something that we do and our manufacturing process is a little bit more advanced. We have proprietary software that we use on our extruders that is essentially having intelligence built in. And that is something that's proprietary and different from other cable manufacturers that we are very proud of and that was developed by the OCC team. And we do use that in our manufacturing process and have a benefit from doing so.

With respect to using robotics in the future, we're always looking at opportunities to improve our manufacturing process. I don't know if we, in the near term, will be using any traditional robotics or what I would define as robotics in manufacturing. Our manufacturing process is already fairly efficient in the sense that we're able to minimize a lot of the labor component of the total cost of production by the nature of our business.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Moving on to the next question. At the end of the fiscal second quarter, how many shares were available in the 2017 Stock Incentive Plan?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

This number will be disclosed in our 10-Q that we plan to file later today, but I can confirm that we had approximately 439,000 shares available for stock grant as of April 30th in the plan.

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

And Aaron I'll go ahead and add that OCC did not have any employee stock grants in January of 2019. Each year, we tend to do grants to the leadership team and actually, fairly deep into our organization. They're -- for the last few years, they've been 100% performance grants that tend to vest over 4 to 6 years. However, because of what we saw from a result standpoint or started to see from a results standpoint in the first quarter of 2019, a decision was made not to do employee grants at the time we normally would in January of 2019. And we have made that decision periodically in past years as well based on the company's performance. And we've done that in spite of the fact that these are really long-term incentives that are -- that vest over years based on performance -- operational performance.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Moving on to the next question. At the end of fiscal second quarter, what was the backlog, forward log?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

We're not actually disclosing specific numbers on backlog and forward load today, but I can indicate that backlog is within expectations given the seasonality of our business. We are seeing strong demand for our solutions and products as reflected in our sequential growth, and we are focused on our initiatives to operate efficiently and drive growth.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Thanks, Tracy. Can you elaborate on this sentence from this morning's press release: These constraints and inefficiencies resulted from the expansion training and restructuring of the manufacturing workforce and some process changes and initiatives intended to increase throughput and efficiency in order to meet increased product demand over the short- and long-term? Was the process complete at the end of the second quarter or is there more to come? Can you clarify why those constraints and inefficiencies happened?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure, Aaron. So fiscal year 2018 was truly a record year for OCC in many respects. And as a result, we saw that we needed to make some changes, adjustments to the way we were managing workforce, overtime and scheduling as well as some process changes. And we took some best practices and adopted them at OCC, applying them to increase -- ultimately increase our efficiency and our throughput. But as can happen, when you make process changes, I equate it, at some levels, sometimes you see, when you do an ERP implementation even though it wasn't a software implementation, you can create some unintended inefficiencies and issues. And we saw that in a very big way in the first quarter. And we quickly got on those issues and through very diligent efforts made changes and adjustments and corrections to fix those issues. We made substantial progress and that was reflected in our second quarter results. And while we still -- we fixed a lot of those issues, we still believe that there is some additional work to do and we will continue that work. And we believe that we will see the benefit of that efficiency over the short-term and the long-term.

As we mentioned before, we're seeing strong demand for our products and solutions, particularly in certain specialty markets and the changes we are making, even though they were difficult in the first part of this year, were necessary and intended to enable us to be more efficient and capture more growth opportunities, both over the short- and long-term.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Moving on to the next question. When you say net sales decrease from one big customer year-over-year, are you referring to sales through a distributor or are you referring to all sales through that distributor or are you referring to solely sales related to one big project? Rather than discussing the decrease to the customer, can you discuss the decrease to the project and have other competitors won this year's orders or is the customer taking a break in a lumpy project?

Transcript: OCC –Q2 2019 Earnings Conference Call - 06/11/19 10:00 AM

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I can confirm that it was sales to one large customer. Beyond that, we are pleased to see sequential growth of 13.2% this quarter, which is a reflection of our initiatives and the strength of our suite of products and solutions. And in particular, we are seeing growth in our specialty markets.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. And the last question, what steps are being taken to boost sales from -- to make up for the reduced order from the large customer?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks Aaron. We are focused on operating efficiently and executing our market initiatives to capture growth opportunities. That's always a process. We are seeing additional opportunities from our sales and business development efforts that I'm very pleased about. We continue to listen to our customers and provide them with the suite of innovative and integrated solutions that they require and need to grow their businesses. And I think it's also worth briefly mentioning, it's interesting to talk about and question about the hole -- that this was a hole in our sales and how we're going to fill that hole. But if you look at our overall trend over several years, while you do have some ups and downs in our sales because of some volatility that can occur despite our diversification in markets and geographically and across customers, we have been kind of on a growth -- we've been on the growth path for a while, and we believe that's going to continue. We saw a huge spike last year which we are very pleased about, but as you can see, this year, based on the sales we've seen so far, we're also outperforming what we were doing the year before in 2017 from a sales standpoint. So I'm pleased with that. Our efforts on the marketing and business development and sales side will continue. And as we said before, we're seeing significant positive impacts in our -- certain of our specialty markets and believe that will continue.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great, and that was our last question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, thank you, Aaron, and thank you for shareholders submitting questions and we're happy to answer those as we have. I'd like to thank everyone for participating in our second quarter conference call today. As always, we appreciate your time and your interest in OCC.

Operator

Thank you. That does conclude the Optical Cable Corporation second quarter 2019 earnings conference call. You may now disconnect.